Exhibit A to LETTER AGREEMENT


THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THERE IS A REGISTRATION STATEMENT THEN IN EFFECT COVERING SUCH SECURITIES OR AN EFFECTIVE EXEMPTION FROM SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT UNDER THE CIRCUMSTANCES REGISTRATION IS NOT NECESSARY.


                                  INSYNQ INC.

     THIS CERTIFIES that, for value received, BARRETTO PACIFIC CORPORATION ("Warrant Holder"), is entitled to purchase (subject to Section 1.2 below), from Insynq, Inc. a Delaware corporation (the "Company"), 100,000 shares of common stock, par value $.001 per share (hereinafter called the "Shares") of the Company at an exercise price of $0.30 (Thirty Cents) per share (such price per share and the number of shares of common stock so purchasable being subject to adjustment as provided below) at any time on or before 5:00 PM on the Expiration Date (as defined in Section 1.1 below), all in accordance with the terms hereof.

     1.   EXERCISE OF WARRANT AND HOLDING OF UNDERLYING STOCK

          1.1 The Shares evidenced by this Warrant Certificate may be exercised prior to 5:00 PM on November 1, 2002 (the "Expiration Date"), in whole at any time or in part from time to time during such period by the surrender of this Warrant Certificate, duly executed by Warrant Holder, or by an attorney duly authorized in writing, at the office of the Company, 1101 Broadway Plaza, Tacoma, WA, together with payment in full in immediately available funds in lawful money of the United States, of the Warrant exercise price payable at the time of such exercise in respect of the Shares being exercised. If less than all of the Shares represented by this Warrant Certificate are being exercised, the Warrant Holder and Company will, upon and as a condition to such exercise, execute and deliver a statement confirming the number of Warrants remaining unexercised.

          1.2 Notwithstanding anything herein to the contrary, the Shares evidenced by this Warrant Certificate may be exercised by the Warrantholder only in accordance with the following vesting schedule: 25,000 shares are immediately vested. Provided that the Letter Agreement between the Company and the Warrantholder to which this form of Warrant is attached has not been terminated as of the following dates, then the indicated number of additional shares shall become vested on the day after such date:

               Date:         Number of additional shares exercisable
          ---------------    ---------------------------------------
          July 1, 2001                     25,000
          October 1, 2001                  25,000
          January 1, 2002                  25,000

          1.3 Each certificate for Shares issued hereunder shall bear a legend reading substantially as follows:

               "The shares represented by this certificate have not been registered pursuant to the Securities Act of 1933, as amended, and may not be sold, transferred, hypothecated or otherwise disposed of unless there is a registration statement then in effect covering such shares or an effective exemption from such registration or an opinion of counsel satisfactory to the Company that under the circumstances registration is not necessary."

     2.   RECLASSIFICATION, CONSOLIDATION OR MERGER

          2.1 In the event that the outstanding Shares are hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of Shares and the like, or dividends payable in Shares, an appropriate adjustment shall be made by the Board of Directors of the Company in the number of Shares and price per Share subject to this Warrant Certificate. If the Company shall be reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged, the Warrant Holder shall at the time of issuance of the stock under such a corporate event, be entitled to receive upon the exercise of the Warrants evidenced by this Warrant Certificate the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the occurrence of any such corporate event as if he had been, immediately prior to such event, the holder of the number of Shares covered by this Warrant Certificate.

          2.2 Any adjustment under this Paragraph 2 in the number of Shares subject to this Warrant Certificate shall apply proportionately to only the unexercised portion hereunder and shall not have any retroactive effect with respect to Warrants theretofore exercised. If fractions of a Share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of Shares.

          2.3 No adjustment of the exercise price shall be made if the amount of such adjustment shall be less than $.01 per Share, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustment so carried forward, shall amount to no less than $.01 per Share.

          2.4 No fractional Shares of common stock shall be issued upon the exercise of any warrants evidenced hereby, but in lieu thereof the Company shall pay to the order of Warrant Holder an amount in cash equal to the same fraction of the exercise price of one Share on the date of exercise.

          2.5 When any adjustment is required to be made in the exercise price or number of Shares subject to this Warrant Certificate, initial or adjusted, the Company shall within sixty (60) days after the date when the circumstances giving rise to the adjustment occurred mail to the Warrant Holder a statement describing in reasonable detail any method used in calculating such adjustment.

     3.   PRIOR NOTICE AS TO CERTAIN EVENTS

          The Company shall mail to Warrant Holder not less than ten (10) days prior to the date on which (a) a record will be taken for the purpose of determining the holders of Capital Stock entitled to subscription rights, or
(b) a record will be taken (or in lieu thereof, the transfer books will be closed) for the purpose of determining the holders of Capital Stock entitled to notice of and to vote at the meeting of stockholders at which any consolidation, merger, dissolution, liquidation, winding up or sale of the Company shall be considered and acted upon.

     4.   RESERVATION AND ISSUANCE OF SHARES

          4.1 The Company covenants and agrees that all Shares which may be issued upon the exercise of the rights represented by this Warrant Certificate will be duly authorized, legally issued and when paid for in accordance with the terms hereof, fully paid and nonassessable, and free from all liens and charges with respect to the issue thereof to the Warrant Holder.

          4.2 The Company will reserve at all times such number of Shares as may be issuable pursuant to the exercise of Warrants evidenced by this Warrant Certificate.

     5.   INVESTMENT REPRESENTATION

          By accepting delivery of this Warrant Certificate and by exercising any Shares evidenced hereby, the Warrant Holder represents that the Warrant Holder is acquiring the Shares issuable upon the exercise of the Warrant for investment and not for resale or distribution.

     6.   MISCELLANEOUS

          6.1 The Warrant Holder shall not be entitled to any rights whatsoever as a stockholder of the Company by virtue of his ownership of this Warrant Certificate.

          6.2 This Warrant Certificate is being executed and delivered in the State of Washington, and this Warrant Certificate shall be interpreted under, and the Warrant Holder and the Company subject to, the laws and exclusive jurisdiction of the State and federal courts of Washington.

          6.3 Subject to the provisions of Section 1.2 hereof, this Warrant Certificate may be exercised at any time after the date hereof and prior to its expiration as of 5:00 PM on the Expiration Date, and shall be void and of no effect after 5:00 PM on the Expiration Date.

          6.4 This Warrant Certificate and all rights hereunder are transferable by the owner hereof, in person or by a duly authorized attorney, on the books of the Company, upon surrender of this Warrant Certificate properly endorsed, to the Company, provided that the Company has been furnished with an appropriate opinion of counsel, satisfactory to the Company, that the Warrants may be transferred without registration under the Securities Act of 1933, as amended.

     IN WITNESS WHEREOF, the parties hereby acknowledge and agree to all of the terms embodied herein.


Dated as of: April 1,2001              INSYNQ INC.


                                       By: /s/ John P. Gorst
                                           John Gorst, Chief Executive Officer


ATTEST:

Corporate Secretary                    BARRETTO PACIFIC CORPORATION


                                       By: /s/ Landon Barretto
                                           Landon Barretto, President



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                                                                       Specimen


Notice of Exercise


     I hereby irrevocably elect to exercise the Warrant we currently hold to purchase ______ shares of common stock, $0.001 par value per share, of ____________ (the "Company") at an exercise price of $_____ per share. I have instructed our broker at _________________ to deliver by wire transfer payment of the aggregate exercise price of $_________________ for the Warrants exercised hereunder.
     All shares issuable upon exercise of the aforementioned Warrants should be issued in our name. Our tax ID number is 91-1629148. Please have the stock certificate transmitted via DTC to ____________, DTC NO. _______ for credit to Barretto Pacific Corporation, account No._________.

Thank you.



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